UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 16, 2018

Defense Technologies International Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-54851	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2683 Via De La Valle, Suite G418, Del Mar, CA 92014
(Address of principal executive offices)

Registrant's telephone number, including area code: (800) 520-9485

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

When used in this Current Report on Form 8-K, the terms "company", "Defense Technologies," "DTII", "we," "us," "our" and similar terminology, reference Defense Technologies International Corp.

Item  1.01   Entry into a Material Definitive Agreement.

On October 16, 2018, Defense Technologies entered into a Commercial Lease Agreement with RDS Rental GP, whereby we procured a lease of commercial property located in Rexburg, Idaho. The lease consists of approximately 4,700 square feet and will commence on November 1, 2018 for a term of 36 months at the rental rate of $3,250.00 per month.

We intend to use the property for the manufacture and assembly of the company's personnel screening system, the "Passive Security Scan", marketed under the "Passive Portal" name. Operations will include machining and fabrication of product components, assembly and preparation for shipping final units. Management believes that the leased property will be sufficient to handle product demand for the immediate future. We will explore the possibility of expanding the current facility or securing new locations as business warrants.

Cautionary Note About Forward-looking Statements

Statements contained in this current report which are not historical facts, may be considered "forward-looking statements," which term is defined by the Private Securities Litigation Reform Act of 1995.  Any "safe harbor under this Act does not apply to a "penny stock" issuer, which definition would include the company.  Forward-looking statements are based on current expectations and the current economic environment.  We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Commercial Lease Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Defense Technologies International Corp.

Date: October 22, 2018	By: /s// Merrill W. Moses
Merrill W. Moses
President, CEO and
Interim Chief Financial Officer